Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Separation Agreement and General Release (“Agreement and Release”) by and between Scott Heekin-Canedy (“Employee”) and The New York Times Company (the “Company”):

WHEREAS, The New York Times Company has established The New York Times Company Severance Pay Plan (as in effect on October 2, 2012, the “Severance Plan”); and

WHEREAS, the Severance Plan remains in place on October 2, 2012; and

WHEREAS, Employee is hereby given at least 21 days to consider the Severance Plan and the terms of this Agreement and Release; and

WHEREAS, Employee’s position is being eliminated and as a result his employment is being terminated and his last day of employment with the Company will be December 30, 2012 (the “Separation Date”); and

WHEREAS, Employee’s participation in the Severance Plan is conditioned upon Employee’s execution of this Agreement and Release no earlier than the Separation Date;

NOW, THEREFORE, in exchange for and in consideration of the mutual promises set forth in this Agreement and Release, it is agreed as follows:

1.	(a) Employee is hereby given a period of seven (7) days from the date of signing this Agreement and Release (the “Revocation Period”) during which Employee may revoke this Agreement and Release, in writing, addressed to Michael Golden, Vice Chairman, The New York Times Company, 620 Eighth Ave., New York, New York 10018.

(b) If Employee signs this Agreement and Release no earlier than the Separation Date, and does not revoke it, it will become effective and enforceable on the eighth (8th) day following signing, and only then will Employee become a participant in the Severance Plan and receive the benefits set forth herein. Absent Employee’s revocation of this Agreement and Release after his execution and during the Revocation Period, the Company acknowledges that it is required to sign this Agreement and Release and shall promptly deliver a fully executed agreement to Employee upon receipt of Employee’s executed agreement. In the event Employee does not timely sign this Agreement and Release or if Employee revokes this Agreement and Release during the Revocation Period, Employee shall not be a participant in the Severance Plan and this Agreement and Release (including, but not limited to, the obligation of the Company to make the payments or provide the benefits set forth in paragraph 2 below) shall automatically be deemed null and void. As described more fully in the Severance Plan, Employee must not voluntarily resign his employment or be terminated for Cause prior to the Separation Date and he must satisfy all other eligibility criteria set forth in the Severance Plan to receive severance benefits under the Agreement and Release and the Severance Plan. The Company confirms Employee is not retiring for purposes of the Severance Plan.

2.	(a) If Employee has executed and submitted this Agreement and Release no earlier than the Separation Date, and does not revoke this Agreement and Release during the Revocation Period, and otherwise complies with all the terms and conditions of the Severance Plan, all of which are required prerequisites, then Employee shall be entitled to receive the following benefits:

(i) Employee shall receive fifty-two (52) weeks of severance pay and the gross amount of the Severance Payment will be five hundred eighty-seven thousand, six hundred eighty-seven dollars and zero cents ($587,687.00) (the “Severance Payment”). The Severance Payment will be subject to applicable withholding taxes and will be paid to Employee in periodic payments based on the payroll frequency which applied to Employee prior to Employee’s Separation Date. If Employee dies before all the payments described in this paragraph are made, the remaining payments will be made to Employee’s estate.

(ii) If Employee is participating in The New York Times Company’s group medical, dental, prescription, vision and hearing plans (“Group Health Plans”), Employee (and Employee’s eligible dependents who are covered under any of the applicable Group Health Plans as of October 2, 2012) will be entitled to continued coverage, at the same contribution rate as applicable to the Employee immediately prior to the Separation Date for a period equal to the equivalent weeks for which Employee is receiving a Severance Payment on the same terms and conditions as in effect for similarly situated active employees of the Company during such period of extended coverage. Employee must authorize to have Employee’s share of the contribution for Group Health Plan coverage deducted from Employee’s Severance Payment by completing the coverage election form at the end of this Agreement. If Employee becomes employed by another employer during such period of extended coverage and becomes eligible to receive coverage under such employer’s group health plans, Employee’s and Employee’s dependents’ continued coverage under the Group Health Plan(s) shall cease.

Following the period of extended coverage the Employee may be able to continue Group Health Plan coverage in accordance with Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the terms of the applicable Group Health Plan.

(iii) The Company will provide Employee with a letter of reference.

(iv) The Company will not challenge Employee’s application for unemployment insurance benefits.

(v) The Company will provide Employee with outplacement services at a level and in a manner determined by the Company.

(vi) Since Employee is a participant in the 2012 Annual Incentive Plan under the Company’s 2010 Incentive Compensation Plan, and is electing to retire from the Company simultaneously with the termination of his employment, on December 30, 2012, Employee will be eligible to receive an annual incentive award for 2012 (without pro-ration) based on Employee’s previously approved target annual incentive award amount, and calculated as follows: 35% of the award will be based on the 2012 financial performance as compared to target of The New York Times Company measured and calculated in the same manner as for other participants in the Annual Incentive Plan; 40% of the award will be based on the 2012 financial performance as compared to target of The New York Times Media Group measured and calculated in the same manner as for other New York Times Media Group participants in the Annual Incentive Plan; and the payment of 25% of the award will be $205,690.50. The annual incentive award will be paid to Employee in cash at or about the same time as such awards will be paid to active employees, but prior to March 15, 2013, and will be subject to applicable withholding taxes.

(vii) Notwithstanding the terms of The New York Times Company Long-Term Incentive Plan (“LTIP”), the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall not exercise any negative discretion with respect to the LTIP for the cycles in which Employee is eligible for an award, unless the Compensation Committee exercises negative discretion for executive officers generally with respect to those cycles.

(viii) The Company will provide Employee with financial counseling in 2013 and 2014 to the same extent provided to executive employees of the Company at Employee’s level prior to the termination of his Employment. Such services will be taxable to Employee.

(b) Article V and VI, Section 5 of the Severance Plan with regard to Section 409A is incorporated herein and made a part hereof as if such language was fully set forth herein. For purposes of Section 409A, the annual incentive award payment shall be deemed a separate payment from the severance payments hereunder. In addition, with respect to any payment constituting nonqualified deferred compensation subject to Section 409A: (i) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

3.	Employee hereby agrees and acknowledges that:

(a) The payments to be made and benefits to be provided in accordance with the terms of the Severance Plan and described herein exceed any sums or benefits to which

Employee would otherwise be entitled under any applicable policy, plan and/or procedure of the Company or any previous agreement or understanding between the Employee and the Company;

(b) Following the Separation Date, except as provided for in this Agreement and Release and the Severance Plan and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company, Employee will no longer participate or accrue service credit of any kind in any Company-administered employee benefits plan. The Company confirms that this Agreement and Release does not affect Employee’s rights and entitlement (including the timing, form and amount of payments) under the following Company plans and programs, except as provided in paragraph 2(a)(vi) and (vii) above, and his termination shall be treated as a “retirement” under all of the following plans: 1991 Executive Stock Incentive Plan, 1991 Executive Cash Bonus Plan and 2010 Incentive Compensation Plan and all equity or cash-based awards thereunder, Pension Plan, Supplemental Executive Retirement Plan (the “SERP”), the Supplemental Executive Savings Plan, the Savings Restoration Plan, the Supplemental Retirement and Investment Plan, Retiree Medical Plan and the Deferred Executive Compensation Plan and any other plans (other than the Severance Plan) in which Employee participated in prior to the Separation Date for which he has either vested or accrued benefits as of the Separation Date;

(c) The Company’s obligations under this Agreement and Release are in full discharge of any and all of the Company’s liabilities and obligations to Employee of any type whatsoever, whether written or oral, including, without limitation, any claim for guaranteed employment, severance pay, bonus compensation or other remuneration of any type, except that Employee will continue to be indemnified under the Company’s by-laws and/or certificate of incorporation, or if greater, under applicable law on the same basis as any other employee or executive officer is so covered for the same or similar claim or matter, will continue to be covered by the Company’s applicable Director’s and Officer’s insurance policies to the same extent as other former executive officer employees with respect to acts or omissions during Employee’s employment with the Company;

(d) By timely signing and submitting this Agreement and Release, and not revoking it during the Revocation Period, Employee has terminated any right to employment or reemployment with the Company;

(e) Employee agrees that Employee: (i) has carefully read this Agreement and Release in its entirety; (ii) has had an opportunity to consider fully the terms of this Agreement and Release for at least twenty-one (21) days; (iii) is hereby advised by the Company to consult with an attorney of Employee’s choosing in connection with this Agreement and Release; (iv) has discussed this Agreement and Release with Employee’s independent legal counsel, or has had a reasonable opportunity to do so, and has had answered to Employee’s satisfaction any questions Employee has asked with regard to the meaning and significance of any of the provisions of this Agreement and Release; (v) fully understands the significance of all of the terms and conditions of this Agreement and Release; and (vi) is signing this Agreement and Release voluntarily and of Employee’s own free will and assents to all the terms and conditions contained herein.

4.	(a) In consideration of the payments and other benefits provided for by the Severance Plan, and as set forth in this Agreement and Release, Employee for himself and for Employee’s heirs, executors, dependents, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the “Releasors”), hereby forever releases and discharges the Company, and any and all of its shareholders, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, trustees, fiduciaries, administrators, employees or assigns (whether acting as agents for the Company or its employee benefit plans, or in their individual capacities) (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence up to and including the date on which Employee signs this Agreement and Release.

(b) Without limiting the generality of the foregoing, this Agreement and Release is intended to and shall release Releasees from all claims, whether known or unknown, which Releasors ever had, now have, or may have against Releasees arising out of Employee’s employment with the Company, the termination of Employee’s employment and Employee’s decision to participate in the Severance Plan including, without limitation: (i) claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued vested benefits under any company sponsored tax-qualified pension plan in accordance with the terms of such plan and applicable law), the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Labor Management Relations Act (the Taft-Hartley Act), the New York State Human Rights Law, and the New York City Administrative Code, all as amended; (ii) any other claims of discrimination or retaliation in employment (whether based on federal, state or local law or regulation, statutory or decisional), as well as any claims in contract or tort including, but not limited to, claims for breach of implied or express contracts; and (iii) any claims arising out of the terms and conditions of Employee’s employment with the Company and any and all claims arising out of execution of this Agreement and Release, including, without limitation, Employee’s decision to participate in the Severance Plan (but excluding claims to enforce benefits and/or entitlements accrued or vested as of the Separation Date, including as set forth in paragraph 3(b) of this Agreement and Release, and claims to enforce this Agreement and Release, including, without limitation, with respect to paragraph 3(c) of this Agreement and Release).

(c) Employee acknowledges and agrees that by virtue of the foregoing, Employee has waived any relief available to Employee (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived by Employee in this Agreement and Release. Therefore, Employee agrees that Employee will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived by Employee in this Agreement and Release.

(d) In consideration for Employee signing and not revoking this Agreement and Release, the Company and its subsidiaries, divisions and affiliated and related entities hereby forever release and discharge Employee from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence up to and including the date on which the Company signs the Agreement and Release.

5.	(a) Employee represents and warrants that Employee has not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Releasees in any court or before any administrative or investigative body or agency.

(b) Employee agrees that, in the event Employee is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding, arbitration or otherwise) which in any way relates to Employee’s employment with Releasees, unless prohibited by law or regulation, Employee will give prompt written notice of such request to Kenneth A. Richieri, Senior Vice President and General Counsel, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, fax number: (212) 556-4634, and will make no disclosure until Releasees have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

6.	Following the Separation Date, Employee agrees not to in any way intentionally disparage the Company, its subsidiaries, divisions, affiliates, or any of their current and former officers, directors or employees, or make any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to their good names or business reputations, nor will Employee disclose any confidential or proprietary information obtained by Employee, or to be obtained by Employee, in the course of Employee’s employment. Nothing contained in this Agreement and Release is intended to prohibit or restrict Employee or the Company from providing truthful information concerning Employee’s employment or the Company’s business activities to any government, regulatory or self-regulatory agency or in response to a judicial subpoena, as long as, in the case of Employee, Employee complies with the provisions of paragraph 5(b). In addition, Employee shall be permitted to disclose confidential and/or proprietary information and make any truthful statement in connection with any enforcement or defense of his rights under this Agreement and Release or pursuant to any other agreement with the Company or any plan set forth in paragraph 3(b) above.

7.	Employee agrees that Employee has or will return to the Company, by the Separation Date (or immediately thereafter), all property belonging to the Company, including but not limited to equipment, keys, and documents or materials in Employee’s possession or control containing confidential or proprietary information of the Company, except for documents pertaining to benefits to which Employee is entitled.

8.	In the event that Employee breaches paragraphs 5 or 7, or intentionally breaches paragraph 6, or otherwise seeks to bring a claim that is waived and released herein by him, Employee shall forfeit any unpaid severance benefits under paragraph 2(a)(i), and the Company shall be entitled to pursue all other relief legally available to it, provided that the Company shall provide Employee with written notice specifying the claimed breach and an opportunity for Employee to cure such breach within ten (10) business days of Employee’s receipt of such notice and if Employee cures such breach within such cure period, there shall be no forfeiture of the unpaid severance.

9.	Except as may be preempted by the Employee Retirement Income Security Act of 1974, as amended, and other applicable federal law, this Agreement and Release shall be governed by the laws of the State of New York, and the parties in any action arising out of this Agreement and Release shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in New York County, New York.

10.	This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. In the event of an asset sale in which the successor to all or substantially all of the Company’s assets does not assume this Agreement and Release (either in writing or by operation of law), the Company will make appropriate arrangements to ensure Employee gets the benefits of this Agreement and Release.

11.	If, at any time after the date of the execution of this Agreement and Release, any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of the Severance Plan or the Agreement and Release. If a court should determine that any portion of this Agreement and Release is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable.

12.	This Agreement and Release constitutes the complete understanding between the parties and may not be changed orally. Employee acknowledges that neither the Company, nor any representative of the Company has made any representation or promises to Employee other than as expressly set forth herein. No other promises or agreements shall be binding unless in writing and signed after the Separation Date by the parties to be bound thereby. In the event this Agreement and Release is inconsistent with the terms of the Severance Plan, the terms of the Severance Plan will govern.

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EMPLOYEE’S COVERAGE ELECTION/CONSENT TO DEDUCTION

Please elect whether or not you want continued coverage under the Company’s Group Health Plans. If you elect continued coverage, you must have your share of the contribution for continued Group Health Plan coverage deducted from your severance payment. If you do not authorize the deduction by checking “yes” below, you will not receive continued Group Health Plan coverage: (check one)

YES, PLEASE DEDUCT. I consent to have my share of the contribution for continued Group Health Plan coverage deducted from my Severance Payment.

OR

I DO NOT WANT CONTINUED GROUP HEALTH PLAN COVERAGE. I understand my current coverage will terminate and my only rights will be those provided for under COBRA.

            THIS SEPARATION AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES TO EMPLOYEE. EMPLOYEE SHOULD CONSULT AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS DOCUMENT.

            BY SIGNING BELOW, I HEREBY DECIDE TO PARTICIPATE IN THE NEW YORK TIMES COMPANY SEVERANCE PAY PLAN UNDER THE TERMS AND CONDITIONS SET FORTH ABOVE.

            YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD, DESCRIBED ABOVE.

Dated:	Scott Heekin-Canedy

STATE OF NEW YORK     )

                                              ) ss.:

COUNTY OF                       )

On this          day of                      2012, before me personally came Scott Heekin-Canedy to me known and known to me to be the person described in and who executed the foregoing Separation Agreement and General Release, and (s)he duly acknowledged to me that (s)he executed the same.

Notary Public

Accepted and
Agreed By:
Michael Golden, Vice Chairman
The New York Times Company

Dated:

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